UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

BlackRock, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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March 28, 2002

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2002 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 14, 2002, beginning at 9:00 a.m., local time, at The Omni Berkshire Place, Second Floor, 21 East 52nd Street, New York, New York 10022.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2001 Annual Report to Stockholders accompanies these enclosures.

Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and complete, sign, date and return the enclosed proxy card in the envelope provided so that the matters coming before the meeting can be acted upon. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink
Chairman and Chief Executive Officer

BlackRock, Inc.
40 East 52nd Street New York New York 10154

March 28, 2002

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

We will hold the annual meeting of the stockholders of BlackRock, Inc. at The Omni Berkshire Place, Second Floor, 21 East 52nd Street, New York, New York 10022, on Tuesday, May 14, 2002, beginning at 9:00 a.m., local time. At our annual meeting, we will ask you to:

(1)	elect four Class III directors; and

(2)	consider any other business that is properly presented at the annual meeting.

You may vote at the annual meeting if you were a BlackRock stockholder at the close of business on March 21, 2002.

We have enclosed a proxy statement, form of proxy and self-addressed envelope. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Robert P. Connolly
Corporate Secretary

BlackRock, Inc.
40 East 52nd Street New York New York 10154

March 28, 2002

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the board of directors of BlackRock, Inc. of proxies to be voted at BlackRock’s 2002 Annual Meeting of Stockholders and at any adjournment or postponement.

You are invited to attend our 2002 Annual Meeting of Stockholders on May 14, 2002, beginning at 9:00 a.m., local time. The Meeting will be held at The Omni Berkshire Place, Second Floor, 21 East 52nd Street, New York, New York 10022.

This Proxy Statement, form of proxy and voting instructions are being mailed starting March 28, 2002.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on March 21, 2002 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting. As of that date, 17,094,515 shares of BlackRock’s class A common stock, par value $0.01 per share, and 47,631,593 shares of BlackRock’s class B common stock, par value $0.01 per share, were outstanding. Holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to five votes per share. Holders of class A common stock and class B common stock vote together as a single class on the matters to be considered at the Annual Meeting, and their votes are counted and totaled together.

How To Vote

Mark your proxy, date and sign it, and return it to Mellon Investor Services LLC in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Mellon Investor Services, Church Street Station, P.O. Box 1633, New York, New York 10277-1633.

Voting at the Annual Meeting

In the event you mail your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting On Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted in the voting tally for purposes of the election of directors.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission, and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our offices at 40 East 52nd Street, New York, New York 10154, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

Our 2001 Annual Report to Stockholders accompanies this proxy statement. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the enclosed proxy card.

At least one account must continue to receive the Annual Report. Mailing of dividends, if any are declared in the future, and proxy materials will not be affected by your election to discontinue future duplicate mailings of the Annual Report.

If you own shares of common stock through a bank, broker or other nominee and receive more than one BlackRock Annual Report, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

BlackRock keeps all the proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only its Inspector of Election, Mellon Investor Services, to examine these documents.

Voting Results

Mellon Investor Services, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Form 10-Q for the second quarter of 2002, which we plan to file with the Securities and Exchange Commission in August 2002.

Annual Report

BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2001, required to be filed with the SEC. Requests for copies should be addressed to Joseph Feliciani, Director of Accounting, BlackRock, Inc., 40 East 52nd Street, New York, New York 10154. Requests may also be directed to (212) 409-3519 or via e-mail to jfelicia@blackrock.com. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

PRINCIPAL STOCKHOLDER

Four of our ten directors are directors and/or executive officers of The PNC Financial Services Group, Inc. (“PNC”). As of February 28, 2002, PNC indirectly owned approximately 69% of our outstanding common stock, representing approximately 80% of the combined voting power of all classes of voting stock of BlackRock. As long as PNC owns a majority of the voting power of our common stock, PNC will be able to elect our entire Board of Directors and generally to determine the outcome of all corporate actions requiring stockholder approval. For further information, see “Item 1: Election of Directors—Agreement on Certain Director Nominations” and “Certain Relationships and Related Transactions.”

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s amended and restated certificate of incorporation provides that the Board of Directors will initially consist of six directors, which number of directors may be increased or decreased by the Board of Directors. The current number of authorized directors has been set at ten by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class are elected at each annual meeting to serve for full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

The terms of office for the four directors in Class III expire at this Annual Meeting. The Board of Directors has selected the nominees listed below for election as Class III directors. The Board of Directors recommends a vote for the election of these nominees as directors. If elected, each director will serve until the annual meeting of stockholders in 2005 or until he or she is succeeded by another qualified director who has been elected, or until his or her death, resignation or retirement.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the four nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding the nominees for director and each continuing director is as of March 7, 2002.

        Nominees for Class III Directors Whose Terms Will Expire In 2005

Murry S. Gerber (age 49), Director since 2000, is president, chief executive officer and a director of Equitable Resources, Inc., an integrated energy company. Mr. Gerber was the chief executive officer of Coral Energy, L.P. from 1996 through 1998. Mr. Gerber was the treasurer of Shell Oil Company from 1994 through 1996.

Walter E. Gregg, Jr. (age 60), Director since 1998, is vice chairman and a director of PNC and a director of PNC Bank, National Association (“PNC Bank”). He also is a director of PFPC Worldwide, Inc. (“PFPC Worldwide”), PNC’s global fund services company, and a number of other PNC subsidiaries.

James Grosfeld (age 64), Director since 1999, was formerly chairman of the board and chief executive officer of Pulte Corporation, a home builder and mortgage banking and financing company. In addition, Mr. Grosfeld is a director of Copart, Inc.

Helen P. Pudlin (age 52), Director since 1998, is senior vice president and general counsel of PNC and PNC Bank.

Continuing Class I Directors Whose Terms Will Expire In 2003

Laurence D. Fink (age 49), Director, chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink is also the chairman of the management committee and a member of the investment strategy group. He is also chairman of the boards of BlackRock’s closed-end mutual funds, president, treasurer and a trustee of the BlackRock Funds, a director of BlackRock’s offshore funds and alternative investment vehicles, and chairman of the board of Nomura BlackRock Asset Management Co., Ltd.

Frank T. Nickell (age 54), Director since 1999, is president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. In addition, Mr. Nickell is a director of The Bear Stearns Companies Inc., Earle M. Jorgensen Company and Peebles, Inc.

Thomas H. O’Brien (age 65), Director since 1999. Mr. O’Brien retired as chief executive officer of PNC on May 1, 2000 after 15 years in that position and retired as chairman of PNC on May 1, 2001 after 13 years in that position. Mr. O’Brien remains a director of PNC and a number of other PNC subsidiaries. Mr. O’Brien is also a director of US Airways Group, Inc., Verizon Communications, Inc., and Hilb, Rogal & Hamilton Company.

Continuing Class II Directors Whose Terms Will Expire In 2004

James E. Rohr (age 53), Director since 1998, is chairman, president and a chief executive officer of PNC and PNC Bank, the principal bank subsidiary of PNC. Mr. Rohr is also a director of PFPC Worldwide and a number of other PNC subsidiaries. Mr. Rohr is a director of Allegheny Technologies Incorporated, Equitable Resources Inc. and Water Pik Technologies, Inc.

Ralph L. Schlosstein (age 51), Director since 1999 and president of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Schlosstein is also a member of the management committee and the investment strategy group. Mr. Schlosstein is president and a director of BlackRock’s closed-end mutual funds, chairman and president of the BlackRock Provident Institutional Funds, and a director and officer of several of BlackRock’s alternative investment vehicles.

Lawrence M. Wagner (age 62), Director since 1999, is president, chief executive officer and a director of The Hillman Company, a corporation engaged in diversified investments and operations.

Agreement on Certain Director Nominations

BlackRock, PNC Asset Management, Inc., the indirect, wholly-owned subsidiary of PNC that holds PNC’s shares of class A common stock and class B common stock, and certain employees of BlackRock, or its affiliates, who hold shares of class B common stock, are parties to a stockholders agreement.

Under the terms of the stockholders agreement (see “Certain Relationships and Related Transactions— Stockholders Agreement”), for so long as PNC owns voting stock representing at least 25% of the voting power of the capital stock of BlackRock, subject to applicable law, (i) the employee stockholders agree to vote their shares for the election of the four director candidates nominated by PNC and (ii) PNC agrees to vote its shares of Class B common stock for the two director candidates nominated by the BlackRock management committee. From and after the time PNC owns voting stock representing less than 25% but more than 10% of the voting power of BlackRock, subject to applicable law, (x) the employee stockholders agree to vote their PNC shares for the election of two director candidates nominated by PNC and (y) PNC agrees to vote its shares of class B common stock for two director candidates nominated by the BlackRock management committee.

PNC’s designees on the Board of Directors are currently Thomas H. O’Brien, James E. Rohr, Walter E. Gregg, Jr. and Helen P. Pudlin. Laurence D. Fink and Ralph L. Schlosstein have been designated by the BlackRock management committee.

Other Executive Officers

In addition to Messrs. Fink and Schlosstein, the following persons serve as BlackRock’s executive officers:

Robert S. Kapito (age 45), vice chairman of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Kapito is also head of the portfolio management group, co-head of the equity operating committee, a member of the investment strategy group and a member of the management committee. Mr. Kapito serves as a vice president of BlackRock’s closed-end funds and of the Smith Barney Adjustable Rate Government Income Fund.

Paul L. Audet (age 48), managing director and chief financial officer of BlackRock since 1998 and a member of the management committee and co-head of the infrastructure operating committee. Prior to joining BlackRock in 1998, Mr. Audet was a senior vice president at PNC, responsible for mergers and acquisitions and for finance at PNC.

Robert P. Connolly (age 48), managing director and general counsel of BlackRock since 1998 and a member of the management committee. Mr. Connolly is responsible for all legal affairs of BlackRock. Prior to joining PNC in 1997, Mr. Connolly was managing director and general counsel of New England Funds, L.P.

Board and Committees

The Board of Directors has four standing committees: an Audit Committee; a Compensation Committee; an Executive Committee; and a Nominating Committee. The following descriptions of the functions performed by the committees of the Board are necessarily general in nature and are qualified in their entirety by reference to the committees’ charters.

The Audit Committee’s purpose and responsibilities are set forth in the Audit Committee’s Charter, which was adopted by the Board of Directors and is included as Appendix A to this proxy statement. The Audit Committee is presently composed of Messrs. Wagner (Chairman), Gerber and Grosfeld. Each Audit Committee member is independent as defined in the New York Stock Exchange listing standards.

The Compensation Committee is responsible for administering BlackRock’s stock award and incentive plans and establishing the compensation for BlackRock’s executive officers. Additional information about the role of the Compensation Committee is contained in its report beginning on page 16 of this proxy statement. The Compensation Committee is presently composed of Messrs. Nickell (Chairman), Fink, Gregg, Grosfeld and Wagner.

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law or BlackRock’s Bylaws and except to the extent another committee has been accorded authority over the matter, and can exercise such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Messrs. Fink (Chairman), Gregg, Nickell, Rohr and Wagner.

The Nominating Committee is responsible for reviewing the qualifications of potential candidates for the Board of Directors, reporting its findings to the Board of Directors and proposing nominations for board memberships for approval by the Board of Directors and submission to the stockholders of BlackRock for election. In performing the nominating function, the Nominating Committee may consider director nominees recommended by stockholders. Such recommendations must be submitted in writing no later than November 28, 2002 to the Corporate Secretary, BlackRock, Inc., 40 East 52nd Street, New York, New York 10154, and include the name, age, business address, residence, principal occupation or employment and the class and number of shares of common stock held by the nominee that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see the section captioned “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.” The Nominating Committee is presently composed of Messrs. O’Brien (Chairman), Fink, Grosfeld and Rohr.

The Board of Directors met four times during 2001. During 2001, the Board of Directors’ committees held the following number of meetings: Audit Committee—four meetings; Compensation Committee—four meetings; Executive Committee—no meetings; and Nominating Committee—no meetings.

In 2001, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served.

Compensation of Directors

Directors who are also employees of BlackRock or PNC receive no compensation for serving as directors or committee members. Directors who are not employees of BlackRock or PNC each receive total compensation of $50,000 per year, and may elect to receive class A common stock valued at fair market value in lieu of all or a portion of this compensation, pursuant to BlackRock’s Nonemployee Directors Stock Compensation Plan.

Report of the Audit Committee

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Securities Exchange Act of 1934, as amended, or under the Securities Act of 1933, as amended, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Audit Committee are “independent” as defined in the New York Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter is included as Appendix A to this proxy statement.

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control. The independent auditors are responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of BlackRock in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Ernst & Young LLP, BlackRock’s independent auditors for 2001.

The Audit Committee has discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61.

The Audit Committee has received from Ernst & Young LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Ernst & Young LLP’s independence with Ernst & Young LLP, and has considered the compatibility of nonaudit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

ME	MBERS OF THE AUDIT COMMITTEE

La	wrence M. Wagner (Chairman)
Mu	rry S. Gerber
Jam	es Grosfeld

OWNERSHIP OF BLACKROCK COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s common stock as of February 28, 2002 by: each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding shares of BlackRock common stock; each of BlackRock’s directors; each of the executive officers named in the Summary Compensation Table; and all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of common stock shown. The number of shares of common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following security ownership table, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of February 28, 2002 through the exercise of any option, warrant or right.

As of February 28, 2002, there were 17,094,515 shares of BlackRock’s class A common stock outstanding and 47,631,593 shares of BlackRock’s class B common stock outstanding.

	Amount of beneficial ownership of common stock	Percent of class A common stock outstanding	Percent of class B common stock outstanding
PNC Asset Management, Inc.	44,935,000	28.87%	83.98%
One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222
Laurence D. Fink (1)(2)(3)	1,906,537	*	3.92%
Murry S. Gerber (1)	13,027	*	*
Walter E. Gregg, Jr.	10,000	*	*
James Grosfeld (1)	38,500	*	*
Frank T. Nickell	68,027	*	*
Thomas H. O’Brien	12,410	*	*
Helen P. Pudlin	10,000	*	*
James E. Rohr	10,000	*	*
Ralph L. Schlosstein (1)(2)(3)	1,148,244	1.81%	1.76%
Lawrence M. Wagner (1)	5,592	*	*
Paul L. Audet (2)	178,742	*	*
Robert P. Connolly (2)(3)	66,115	*	*
Robert S. Kapito (1)(2)(3)	1,107,305	*	2.29%
All directors and executive officers as a group (13 persons)	4,574,501	3.24%	8.44%

*	The number of shares of a class of common stock held by such individual is less than 1% of the outstanding shares of such class of common stock.
(1)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(2)
Includes 4,166 shares of BlackRock class A common stock subject to employee options held by the executive officers that were exercisable on October 1, 2000 and 4,166 shares of BlackRock class A common stock subject to employee options held by the executive officers that were exercisable on October 1, 2001.

(3)	Includes shares of BlackRock class A common stock held in PNC’s Incentive Savings Plan, a tax qualified employee benefit defined contribution plan.

OWNERSHIP OF PNC COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of PNC’s common stock as of February 28, 2002 by: each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding shares of PNC common stock; each of BlackRock’s directors; each of the executive officers named in the Summary Compensation Table; and all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of PNC common stock shown. The number of shares of PNC common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

For purposes of the following security ownership table, beneficial ownership includes any shares of PNC common stock as to which the individual has sole or shared voting power or investment power and also any shares of PNC common stock which the individual has the right to acquire within 60 days of February 28, 2002 through the exercise of any option, warrant or right.

	Amount of beneficial ownership of PNC common stock*
Laurence D. Fink	41,717	(1)(2)
Murry S. Gerber	—
Walter E. Gregg, Jr.	269,549	(1)(2)
James Grosfeld	—
Frank T. Nickell	—
Thomas H. O’Brien	705,681	(1)(2)(3)(4)(5)
Helen P. Pudlin	119,780	(2)(3)
James E. Rohr	716,980	(1)(2)
Ralph L. Schlosstein	25,832	(1)(2)
Lawrence M. Wagner	—
Paul L. Audet	28,497	(2)
Robert P. Connolly	3,906	(1)(2)
Robert S. Kapito	39,532	(1)(2)
All directors and executive officers as a group (13 persons)	1,951,474

*
As of February 28, 2002, there were 283,182,441 shares of PNC’s common stock issued and outstanding. The number of shares of PNC common stock held by each individual is less than 1% of the outstanding shares of PNC common stock; the total number of shares of PNC common stock held by the group is also less than 1% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of February 28, 2002 or exercisable within 60 days of that date.

(1)	Includes shares of PNC common stock held in PNC’s Incentive Savings Plan, a tax qualified employee benefit defined contribution plan.
(2)
Includes shares of PNC common stock subject to employee nonstatutory stock options held by the directors and executive officers and either exercisable as of February 28, 2002, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (40,000 shares), Schlosstein (25,832 shares), Kapito (37,732 shares), O’Brien (285,583 shares), Rohr (455,181 shares), Gregg (197,383 shares), Audet (19,999 shares), Connolly (3,334 shares) and Ms. Pudlin (70,012 shares).

(3)	Includes shares of PNC common stock held directly or indirectly as custodian for child, as to which the individual disclaims financial interest.
(4)	Includes shares of PNC common stock subject to non-employee director nonstatutory stock options exercisable within 60 days of February 28, 2002.
(5)	Includes shares of PNC common stock owned by spouse, as to which the individual disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of BlackRock’s equity securities, to file reports of holdings of and transactions in BlackRock shares with the SEC and the New York Stock Exchange. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2001 our directors, executive officers and ten percent holders met all applicable SEC filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following summary compensation table sets forth information concerning compensation earned for the years 1999 through 2001 by BlackRock’s chief executive officer and BlackRock’s other executive officers.

Summary Compensation Table

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options/SARs (#)		All Other Compensation ($)
Laurence D. Fink	2001	500,000	9,027,558	(1)(2)(3)	—		35,000	(4)	10,200	(5)
Chairman and Chief	2000	500,000	7,589,463		—		135,000	(6)	10,200	(7)
Executive Officer	1999	500,000	5,641,045		—		37,500	(8)	5,643,117	(9)(10)

Ralph L. Schlosstein	2001	400,000	5,353,024	(1)(3)	—		20,000	(4)	10,200	(5)
President	2000	400,000	4,471,958		—		77,500	(6)	10,200	(7)
	1999	400,000	3,345,595		—		30,000	(8)	3,414,039	(9)(10)

Robert S. Kapito	2001	350,000	9,857,775	(1)(2)(3)	—		5,000	(4)	10,200	(5)
Vice Chairman	2000	350,000	10,318,222		—		50,000	(6)	10,200	(7)
	1999	350,000	6,230,474		—		22,500	(8)	1,699,150	(9)(10)

Paul L. Audet	2001	260,000	1,025,000	(1)(2)(3)	—		10,000	(4)	10,584	(11)
Chief Financial Officer	2000	260,000	700,000		—		40,000	(6)	616,861	(12)
	1999	260,000	490,000		82,470	(13)	22,500	(8)	17,934	(14)

Robert P. Connolly	2001	250,000	875,000	(1)(2)(3)	—		—		9,635	(5)
General Counsel	2000	250,000	550,000		—		25,000	(6)	10,200	(7)
	1999	250,000	400,000		—		17,500	(8)	9,600	(10)

(1)
Includes an involuntary deferral by BlackRock with respect to fiscal year 2001 of $401,378, $235,151, $460,389, $41,250 and $33,750 from the bonuses of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, pursuant to the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”). Also includes a 20% match by BlackRock, pursuant to the terms of the IDCP, of $80,276, $47,030, $92,078, $8,250 and $6,750 to Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively. Pursuant to the terms of the IDCP (i) the deferred amount will vest one-third ratably over a three year period beginning on January 31, 2003, (ii) the 20% match made by BlackRock will vest on January 31, 2005, and (iii) any gains on the deferred amount and the 20% match will vest on January 31, 2005. Payment of these deferred amounts is generally contingent on continued employment.

(2)
Includes a voluntary deferral by employee with respect to fiscal year 2001 of $1,525,236, $3,498,955, $78,375 and $320,625 from the bonuses of Messrs. Fink, Kapito, Audet and Connolly, respectively, pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Pursuant to the terms of the VDCP, these deferred amounts are immediately vested.

(3)
Includes a deferred bonus award of $1,000,000, $650,000, $650,000, $200,000 and $200,000 granted on December 12, 2001 pursuant to the BlackRock, Inc. 1999 Stock Award and Incentive Plan to each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively. These awards will vest and be paid on April 30, 2003, generally contingent on the continued employment by such executive officers. Any interest accrued on such amounts may, at the sole discretion of BlackRock, be distributed to such executive officers on April 30, 2003.

(4)
Represents a grant on January 4, 2001 of options to purchase 35,000, 20,000, 5,000 and 10,000 shares of PNC common stock to each of Messrs. Fink, Schlosstein, Kapito and Audet, respectively, at an exercise price of $74.59375. These options become exercisable ratably over a three-year period beginning on the first anniversary of the grant.

(5)
Represents a $10,200 matching contribution to the PNC Incentive Savings Plan for each of Messrs. Fink, Schlosstein and Kapito and a $9,635 matching contribution to the PNC Incentive Savings Plan for Mr. Connolly.

(6)
Includes a grant on December 15, 2000 of options to purchase 100,000, 60,000, 40,000, 30,000 and 20,000 shares of BlackRock class A common stock to each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, at an exercise price of $43.3125. These options become exercisable one-half ratably on each of the third and fourth anniversary of the grant. Also includes a grant on January 6, 2000 of options to purchase 35,000, 17,500, 10,000, 10,000 and 5,000 shares of PNC common stock to each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, at an exercise price of $42.1875. These options become exercisable one-third ratably over a three year period beginning on the first anniversary of the grant.

(7)	Represents a $10,200 matching contribution to the PNC Incentive Savings Plan.
(8)
Includes a grant on September 30, 1999 of 12,500 options to purchase BlackRock class A common stock at an exercise price of $14 per share that become exercisable ratably over a three-year period beginning on October 1, 2000. Also includes a grant on February 17, 1999 of options to purchase 25,000, 17,500, 10,000, 10,000 and 5,000 shares of PNC common stock by each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, at an exercise price of $50.46875. These options become exercisable ratably over a three-year period beginning on February 17, 2000.

(9)	Represents payout of incentive compensation in connection with the liquidation of BlackRock Asset Investors.
(10)	Includes a $9,600 matching contribution to PNC Incentive Savings Plan.
(11)	Represents $10,584 insurance premium paid by PNC.
(12)	Includes $608,344 associated with the vesting of 13,500 restricted shares of PNC common stock. Also includes $8,517 insurance premium paid by PNC.
(13)	Represents value of discount to fair market value of purchased BlackRock common stock.
(14)	Represents $10,000 in relocation and $7,934 insurance premium paid by PNC.

BlackRock Stock Options

During 2001, BlackRock did not grant any stock options or stock appreciation rights to any of the executive officers named in the Summary Compensation Table.

PNC Stock Options

The following table sets forth information concerning the grant of PNC stock options to each of the executive officers named in the Summary Compensation Table during 2001. PNC did not grant any stock appreciation rights during 2001 to the executive officers named in the Summary Compensation Table.

PNC Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to PNC Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value ($)(2)
Laurence D. Fink	35,000	0.89%	74.59	1/4/11	567,700
Ralph L. Schlosstein	20,000	0.51%	74.59	1/4/11	324,400
Robert S. Kapito	5,000	0.13%	74.59	1/4/11	81,100
Paul L. Audet	10,000	0.25%	74.59	1/4/11	162,200
Robert P. Connolly	—	—	—	—	—

(1)
The options granted to Messrs. Fink, Schlosstein, Kapito and Audet have a grant date of January 4, 2001, and become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant.

(2)
The chart below shows the assumptions used to determine the grant date present value per option. Neither PNC nor BlackRock in any way intends to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective.

Grant Date	Market Price	Exercise Price	Volatility	Annualized Risk Free Rate of Return	Estimated Useful Life	Dividend Yield @	Dollar Value of Option
1/4/01	$74.59	$74.59	0.25621	4.95%	5 Years	3.23%	$16.22

Exercise of BlackRock Options

The following table sets forth information concerning the exercise of BlackRock stock options during 2001 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

Aggregated BlackRock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised BlackRock Options at FY-End		Value of Unexercised In-the-Money BlackRock Options at FY-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	—	$—	8,332	104,168	$228,880	$114,495
Ralph L. Schlosstein	—	—	8,332	64,168	228,880	114,495
Robert S. Kapito	—	—	8,332	44,168	228,880	114,495
Paul L. Audet	—	—	8,332	34,168	228,880	114,495
Robert P. Connolly	—	—	8,332	24,168	228,880	114,495

Exercise of PNC Options

The following table sets forth information concerning the exercise of PNC stock options during 2001 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

Aggregated PNC Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised PNC Options at FY-End		Value of Unexercised In-the-Money PNC Options at FY-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Laurence D. Fink	94,999	$2,614,400	8,333	66,668	$202,132	$75,048
Ralph L. Schlosstein	35,000	580,781	7,499	37,501	49,951	197,094
Robert S. Kapito	—	—	29,399	15,001	202,132	112,629
Paul L. Audet	27,700	638,768	9,999	20,001	85,008	112,629
Robert P. Connolly	12,399	240,271	—	5,001	—	56,321

PNC Defined Benefit or Actuarial Plan

Mr. Audet and Mr. Connolly are the only BlackRock executive officers that participate in PNC’s pension plan. Mr. Audet and Mr. Connolly would receive estimated total annual benefits (including those payable by supplemental non-qualified pension plans) upon retirement at age 65 equal to $245,297 and $101,189, respectively. The benefits have been projected assuming that (a) Mr. Audet’s and Mr. Connolly’s current salaries and 2002 bonus amounts remain constant until retirement and (b) the 30-year U.S. Treasury Bond rate until retirement is 7.0%.

Report of the Compensation Committee

The following is the compensation report to stockholders on BlackRock’s executive compensation policies with respect to compensation reported for fiscal year 2001. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Securities Exchange Act of 1934, as amended, or under the Securities Act of 1933, as amended, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Key compensation-related responsibilities of the Compensation Committee are as follows:

•
Review BlackRock’s executive compensation program and determine whether it remains effective to attract, motivate, and retain executive officers capable of making significant contributions to the long-term success of BlackRock, consistent with stockholder interests;

•	Review and adopt, or recommend to the Board of Directors, as appropriate, the adoption of new, or the amendment of existing, executive compensation plans;

•
Perform such duties and responsibilities as may be assigned under the terms of any executive compensation plan, including the periodic review and final approval of BlackRock’s annual incentive compensation expense;

•
Consult with the chief executive officer regarding, and approve in its discretion, actions involving the base salaries, incentive awards and grants, and long-term awards with respect to the executive officers;

•	Review perquisites and other personal benefits provided to BlackRock’s executive officers; and

•	Review and prepare reports and other materials related to executive compensation disclosure.

The Compensation Committee functions as follows:

•
Utilizes compensation data for appropriate comparable companies in the financial services industry and key management positions obtained from nationally-recognized independent compensation consulting firms. This compensation data covers a peer group of selected investment management and investment banking industry companies which compete in markets served by BlackRock.

•	Reviews and aligns BlackRock’s financial performance with the compensation paid to its executive officers.

•	Obtains assistance from:

•	Nationally-recognized independent compensation consulting firms; and

•	BlackRock’s internal support staff.

BlackRock’s executive compensation program is designed to:

•	Attract, motivate and retain executive officers capable of making significant contributions to BlackRock’s long-term success, consistent with stockholder interests;

•	Place a significant proportion of an executive officer’s total compensation at risk by linking it to BlackRock’s financial and common stock price performance; and

•	Align the interests of executive officers with those of stockholders.

The three primary components of BlackRock’s executive compensation program are base salary, annual incentive awards and long-term incentive awards.

Base Salary

•
BlackRock’s philosophy is to compensate its executives with a higher proportion of variable compensation in relation to base salary than is typical in the investment management industry. With this approach, the vast majority of the compensation for its executives involves a high proportion of pay that is “at risk”- namely the annual bonus and long-term incentive awards. This enables BlackRock to meet the requirements of the highly competitive environment in which BlackRock operates while ensuring that executives are compensated in a way that advances the short- and long-term interests of stockholders.

Annual Incentive Awards

•
Annual incentive awards are made under BlackRock’s 1999 Annual Incentive Performance Plan (the “Annual Incentive Performance Plan”). Cash payments are made under the Annual Incentive Performance Plan based on the achievement by participants of certain performance goals. Performance goals may include a threshold level of performance below which no payment shall be made and levels of performance at which specified amounts shall be paid. The goal of the Annual Incentive Performance Plan is to create a strong alignment between the profitability of BlackRock and compensation payable under the Annual Incentive Performance Plan. Amounts available for participant incentive awards are based on a targeted percentage of operating income before the effect of incentive compensation expense.

•
Beginning in fiscal year 2001, BlackRock involuntarily deferred 5% of the Annual Incentive Performance Plan awards for certain key employees, including the executive officers, pursuant to the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “IDCP”). For fiscal years 2002 and 2003, the involuntary deferral amount will be increased to 10% and 15%, respectively. Under the terms of the IDCP, BlackRock matches 20% of the involuntary deferral amount. For fiscal year 2001, the deferred amount will vest one-third ratably over a three year period beginning on January 31, 2003, the 20% match made by BlackRock will vest on January 31, 2005, and any gains on the deferred amount and the 20% match will vest on January 31, 2005. Payment of these deferred amounts is generally contingent on continued employment. This plan was designed to motivate and retain key talent at BlackRock.

•
Certain key employees, including the executive officers, may voluntarily defer all or a portion of their Annual Incentive Performance Plan awards pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”). Pursuant to the terms of the VDCP, these deferred amounts are immediately vested.

Long-Term Incentive Awards

•
Long-term incentive awards are made under BlackRock’s 1999 Stock Award and Incentive Plan (the “Stock Award and Incentive Plan”) and BlackRock’s Amended and Restated Long-Term Deferred Compensation Plan (the “Deferred Plan”). Long-term incentives are designed to align the interests of employees with long-term stockholder interests through the ownership of BlackRock equity. This is accomplished through direct ownership of shares, ownership of shares pursuant to the Deferred Plan, the award of stock options and cash awards.

Chief Executive Officer Compensation

In determining Mr. Fink’s compensation, the Compensation Committee considered Mr. Fink’s performance during the year. The categories upon which his performance was evaluated included: the growth in earnings and profitability of the firm; the overall performance of the firm including the growth in assets under management; and the firm’s strategic positioning for future performance and growth. The Compensation Committee also considered Mr. Fink’s leadership, decision-making skills, experience and knowledge. The Compensation Committee may place more relative weight on one or more of these factors and, generally, BlackRock’s financial performance is given the most weight.

With input from nationally-recognized independent compensation consulting firms, the Compensation Committee discussed matters affecting Mr. Fink’s compensation and compared it against a peer universe of investment management and investment banking industry companies that compete in markets serviced by BlackRock to determine whether BlackRock’s executive compensation program is consistent with market practices linking pay to performance. One of the independent compensation consultants annually conducts a survey and prepares a detailed report analyzing the business, financial and compensation practices in the investment management and investment banking industries.

Based on the results of the independent compensation consultant’s annual survey and reports regarding compensation for chief executive officers in the investment management industry, the Compensation Committee, with Mr. Fink abstaining from the vote, authorized Mr. Fink’s compensation package for 2001, which included base salary, bonus, deferred bonus and long-term incentive components. The Compensation Committee’s decisions regarding Mr. Fink’s compensation are reported to and discussed by the full Board of Directors at its next regularly scheduled meeting.

The Compensation Committee authorized a base salary in the amount of $500,000, a bonus award under the Annual Incentive Performance Plan of $8,027,558 and a deferred bonus award under the Stock Award and Incentive Plan of $1,000,000. The $1,000,000 deferred bonus award will vest and be paid on April 30, 2003, generally contingent on the continued employment by Mr. Fink. Any interest accrued on the deferred bonus amount may, at the sole discretion of BlackRock, be distributed to Mr. Fink on April 30, 2003. The bonus award and the deferred bonus award were tied directly to BlackRock’s performance in 2001 in accordance with the criteria set forth above, which included the following significant accomplishments:

•	Earnings for 2001 exceeded expectations and were a record $107.4 million, compared with $87.4 million in 2000.

•	Diluted earnings per share rose 22% to $1.65 from $1.35 in 2000.

•	Assets under management were a record $238.6 billion at December 31, 2001, up 17% from $203.8 billion in 2000.

•	Revenue increased 12% to $533 million for 2001.

Tax Policy

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation over $1 million paid to the chief executive officer and any of the executive officers included in the compensation tables preceding this report, subject to certain exceptions. Pursuant to transitional rules set forth in the regulations under Section 162(m) of the Internal Revenue Code, the $1 million deduction limit did not apply to the compensation paid to the chief executive officer and any of the other executive officers listed in the compensation tables in 2001 and will not apply to the compensation paid to such employees in 2002. Accordingly, all such compensation paid to such employees prior to such time will be deductible by BlackRock.

Conclusion

Based upon its review of BlackRock’s executive compensation program, the Compensation Committee has concluded that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was created.

MEMBERS OF THE COMPENSATION COMMITTEE

Frank T. Nickell (Chairman)
Laurence D. Fink
Walter E. Gregg, Jr.
James Grosfeld
Lawrence M. Wagner

Compensation Committee Interlocks and Insider Participation

Mr. Fink, the Chief Executive Officer of BlackRock, is a member of the Compensation Committee. He will not take part in any decisions pertaining to his compensation and will not take part in any decisions pertaining to the granting of stock options or restricted stock or the determination of bonuses to any executive officer.

Mr. Nickell, a director of BlackRock and a member of the Compensation Committee, is the president and chief executive officer of a company that provides advisory services to one of BlackRock’s subsidiaries and to a limited liability company created by BlackRock. He will take part in all meetings and discussions of the Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer. See “Certain Relationships and Related Transactions—Transactions with Directors.”

Mr. Gregg, a director of BlackRock and a member of the Compensation Committee, is the vice chairman and a director of PNC. He will take part in all meetings and discussions of the Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer. See “Certain Relationships and Related Transactions.”

Employment Agreements

BlackRock has entered into employment agreements and stock arrangements with the executive officers named in the Summary Compensation Table. The named executive officers are generally referred to as “executives.” The employment agreements provide for compensation for each executive in the form of an annual base salary and an annual bonus in an amount determined by BlackRock and provide that BlackRock’s management committee will manage the day-to-day operations of BlackRock. Generally, these agreements expire on December 31, 2002.

The employment agreements provide that the employment of an executive will terminate upon the death or disability of the executive, and may be terminated by BlackRock for cause or good reason or by the executive by reason of a deficient opportunity (as defined in the employment agreements). If BlackRock terminates Mr. Fink’s employment for good reason, any transferability restrictions on his shares will lapse under the stockholders agreement in addition to the other circumstances under which restrictions lapse as described under “Certain Relationships and Related Transactions—Stockholders Agreement.” Other than Mr. Fink’s employment agreement, the employment agreements provide that the determination as to whether an executive’s termination of employment is for cause or good reason can only be made by BlackRock’s chief executive officer and a majority of the members of its management committee, other than that executive. Mr. Fink’s employment agreement provides that such a determination will be made by the Board of Directors.

The employment agreements also provide that, following a change in control of BlackRock (as defined in the employment agreements) or a change in control of PNC (as defined in the employment agreements), an executive will be entitled to a severance payment equal to either one or two times the sum of the executive’s base salary and annual bonus for the immediately prior fiscal year upon the termination of the executive’s employment by BlackRock without cause or good reason or by the executive by reason of a deficient opportunity, subject to the executive’s compliance with the surviving provisions of the employment agreement. In the case of Messrs. Fink, Schlosstein and Kapito, the payment is equal to two times the sum of the executive’s base salary and annual bonus for the immediately prior fiscal year, and in the case of Messrs. Audet and Connolly, the payment is equal to one times the sum of the executive’s base salary and annual bonus for the immediately prior fiscal year. For Messrs. Audet and Connolly, a deficient opportunity only occurs following a change in control of BlackRock or a change in control of PNC.

The employment agreements also provide, in the event that BlackRock’s management committee ceases to manage the day-to-day operations of BlackRock without its consent, the restrictions on transfers of BlackRock shares described under “Certain Relationships and Related Transactions—Stockholders Agreement” will lapse on the earlier of (i) the date or dates such restrictions would otherwise have lapsed or (ii) the first anniversary of the date on which BlackRock’s chief executive officer and its management committee ceased managing the day-to-day operations of BlackRock.

The employment agreements also contain various restrictive covenants applicable to the executive during his or her employment and upon the termination of the executive’s employment, including provisions relating to non-disparagement, non-solicitation of clients, non-hiring of employees and non-disclosure of confidential information and, for some executives, non-competition.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on BlackRock’s class A common stock from October 1, 1999 (the date BlackRock became a public company) through December 31, 2001, with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500”) and the SNL Investment Advisor Index*. The graph assumes the investment of $100 in BlackRock’s class A common stock and in each of the two indices on October 1, 1999 and the reinvestment of all dividends, if any. The initial public offering price of BlackRock’s class A common stock was $14.00 per share.

*
The SNL Investment Adviser Index comprises the following companies: Alliance Capital Management Holding L.P.; Affiliated Managers Group, Inc.; Atalanta/Sosnoff Capital Corp.; Franklin Resources, Inc.; BKF Capital Group, Inc.; BlackRock, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Gabelli Asset Management Inc.; U.S. Global Investors, Inc.; Jordan American Holdings, Inc.; John Nuveen Co.; ND Holdings, Inc.; Neuberger Berman Inc.; SEI Investments Co.; Stilwell Financial Inc.; T. Rowe Price Group, Inc.; Value Line, Inc.; Waddell & Reed Financial, Inc.; Winmill and Co.; and W.P. Stewart & Co. Ltd.

In accordance with the rules of the SEC, this section entitled “Common Stock Performance Graph” shall not be incorporated by reference into any future filings by BlackRock under the Securities Act or Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with PNC and its Subsidiaries

As of February 28, 2002, PNC beneficially owned approximately 80% of the combined voting power and 69% of the shares of BlackRock’s outstanding common stock.

At December 31, 2001, clients of PNC affiliated entities maintained approximately $16.9 billion of investments in the BlackRock Funds, which represents approximately 72% of the average annual assets in the BlackRock Funds. For the year ended December 31, 2001, BlackRock earned approximately $89.8 million in investment advisory and administrative fees on PNC related or PNC client investments in the BlackRock Funds. BlackRock also earned $12.6 million in investment and advisory fees on PNC client investments in the BlackRock Provident Institutional Funds. The Company paid administration and servicing fees to PNC affiliated entities associated with maintaining these investments in 2001 totaling $60.8 million.

BlackRock acts as the investment adviser for certain separate accounts that are either sponsored by PNC affiliated entities or are PNC clients. In most instances, these advisory and administration services are provided in accordance with formal advisory agreements. BlackRock is generally compensated on the basis of fees calculated as a percentage of the market value of the assets under management. Investment advisory and administration fees for separate accounts associated with PNC affiliated entities other than BlackRock for 2001 amounted to $6.8 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $5.0 million for 2001. BlackRock provides model portfolio and investment research services to PNC Bank, for which it received an annual fee of $4.4 million for 2001.

Pursuant to an administrative services agreement, PNC provides BlackRock with certain management and administrative services. The services include legal, audit, employee benefit, payroll and information services. As consideration for these services, BlackRock pays PNC a monthly fee based on actual usage of the services or on defined formulas that, in management’s view, result in reasonable charges. Total expense for these services was $2.6 million for 2001.

Pursuant to a master lease agreement with an affiliate of PNC dated July 1, 1999, BlackRock leased approximately 22,500 square feet of office space at 400 Bellevue Parkway, Wilmington, Delaware 19805 and 24,000 square feet of office space at 1600 Market Street, Philadelphia, Pennsylvania 19103. The lease had an initial term of 18 months with a right to renew the lease for two consecutive terms of two years each.This lease terminated on June 30, 2001. The lease payments made during the year approximated $0.5 million.

BlackRock paid $0.5 million to PNC affiliates for referrals of institutional and retail clients.

BlackRock has a $175 million revolving credit facility dated February 28, 1996, as amended, with PNC Bank, which bears interest at PNC Bank’s prime rate and is not terminable by the bank except in the event of a default. No amounts are presently due and outstanding under the $175 million revolving credit facility.

Tax Sharing Policy and Tax Disaffiliation Agreement with PNC

Through the completion of its initial public offering, BlackRock participated in the PNC and PNC Asset Management, Inc. tax sharing policies. The PNC tax sharing policy provides, among other things, that the consolidated federal income tax liability for all 80% or more owned subsidiaries of PNC included in the PNC consolidated federal income tax return will generally be allocated to each subsidiary based on their separately calculated liability. Because BlackRock and its subsidiaries were not eligible to join PNC’s consolidated federal income tax return after March 31, 1998, the provisions of such policy related to federal income taxes were not applicable to BlackRock for federal income tax periods beginning after that date. BlackRock has, however, participated in the PNC Asset Management, Inc. tax sharing policy, the provisions of which are generally identical to those of the PNC tax sharing policy, with respect to PNC Asset Management, Inc. consolidated federal income tax returns for taxable periods beginning after March 31, 1998. BlackRock was subject to the state and municipal provisions of the PNC tax sharing policy through the completion of the initial public offering. The PNC tax sharing policy generally provides that state and municipal income tax liabilities are determined as if each PNC subsidiary has filed a separate return. In the event that a state or municipality imposes income and/or franchise taxes on two or more individual PNC subsidiaries, on a consolidated, combined or unitary basis, the income tax liability is allocated to those subsidiaries whose business operations generated the liability.

On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement (the “Tax Disaffiliation Agreement”) that sets forth each party’s rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock’s initial public offering and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

As described above, prior to the completion of BlackRock’s initial public offering, BlackRock and its subsidiaries were included in consolidated, combined and unitary income and franchise tax returns with PNC and/or certain of its subsidiaries, including PNC Asset Management, Inc. Under the Tax Disaffiliation Agreement, PNC or PNC Asset Management, Inc. is responsible for preparing and filing all of such consolidated, combined and unitary income tax returns. In addition, BlackRock generally agrees to indemnify PNC and PNC Asset Management, Inc. for income taxes relating to the taxable period, or portion thereof, beginning before the completion of the initial public offering to the extent such income taxes are attributable to BlackRock. BlackRock’s share of the income tax liability with respect to federal consolidated income tax returns including PNC and/or PNC Asset Management, Inc. generally is based upon the tax liability that would have been incurred by BlackRock and its subsidiaries if such group had filed its own federal consolidated income tax return and with respect to state or municipal combined or unitary income or franchise tax returns including PNC and/or certain of its subsidiaries is generally based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality. PNC and PNC Asset Management, Inc. agreed to indemnify BlackRock for all other income and franchise taxes relating to the taxable period, or portion thereof, ending on or before the completion of BlackRock’s initial public offering. PNC and PNC Asset Management, Inc. also have exclusive control over any audits or other proceedings involving claims made by taxing authorities with respect to such consolidated, combined or unitary tax returns, notwithstanding that such audits or proceedings may result in a liability to BlackRock under the Tax Disaffiliation Agreement. PNC is obligated to consult with BlackRock and take the best interests of all parties into account in the conduct of such audits or proceedings.

Upon completion of the initial public offering, BlackRock began filing its own separate consolidated federal income tax return for taxable periods beginning after the date of BlackRock’s initial public offering. BlackRock will file separate state and municipal income and franchise tax returns or may be included in state and municipal income and franchise tax returns with one or more PNC subsidiaries on a combined or unitary basis. If BlackRock is included in a group’s combined or unitary state or municipal income tax filing with other PNC subsidiaries, BlackRock’s share of the group’s liability will generally be based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality.

IPO Agreement with PNC

General

BlackRock has entered into an initial public offering agreement, dated September 30, 1999, with PNC and PNC Asset Management, Inc. (the “IPO Agreement”) which governs the parties’ respective rights and duties with respect to BlackRock’s initial public offering, and sets forth covenants BlackRock and PNC have agreed to for various periods following the initial public offering.

Subsequent issuances of common stock and additional purchases of common stock by PNC

The IPO Agreement provides that at any time following BlackRock’s initial public offering until the date on which PNC or another person (a “PNC transferee”) beneficially owns less than a majority of the voting power of BlackRock’s capital stock (the “Trigger Date”), BlackRock will not, without PNC’s prior written consent, issue any shares of capital stock or any rights, warrants or options to acquire its capital stock except pursuant to employee benefit plans approved by the Board of Directors. The IPO Agreement further provides that until the Trigger Date, if BlackRock issues capital stock, PNC will be entitled, but not required, to purchase from BlackRock a number of shares of capital stock when it is issued so that PNC would continue to maintain the same proportionate economic and voting rights after the issuance as it had before the issuance of capital stock. If BlackRock issues capital stock for cash, PNC must pay the same per share price to purchase additional shares. In all other cases, the price that PNC must pay to purchase the additional shares of capital stock shall be the fair value of the class of capital stock and, with respect to class A common stock and class B common stock, shall be equal to the average of the closing prices of the class A common stock reported on the NYSE for the ten trading days prior to the completion of the issuance giving rise to PNC’s additional purchase right.

Change in control of PNC or BlackRock

The IPO Agreement provides that if there is a change in control of PNC or BlackRock (each as defined in the IPO Agreement) at any time following BlackRock’s initial public offering until the Trigger Date, PNC or its successor must offer to purchase all of BlackRock’s outstanding capital stock not held by PNC or its successor (i.e., stock held by public stockholders and employee stockholders) at a “fair value” if, within 12 months following the anniversary of the effective date of change in control of PNC or BlackRock, a committee consisting of all of BlackRock’s independent directors immediately prior to such a change in control determines that the fundamental economics and prospects of BlackRock’s business have been materially and adversely affected as a result of the change in control of PNC or BlackRock.

The “fair value” of BlackRock’s capital stock would be determined through good faith negotiation by a special committee of its board of directors and PNC or its successor. However, if the parties are unable to agree on a fair value, then the fair value would be determined by two nationally recognized investment banking or business appraisal firms-one selected by PNC or its successor and one selected by the special committee. If these two firms were unable to agree on the fair value of BlackRock’s capital stock, they would jointly select a third nationally recognized investment banking or business appraisal firm that would resolve any disputes between the two original firms and conclusively determine the fair value of BlackRock’s capital stock. Fair value of BlackRock’s capital stock will be determined by reference to, among other factors, the trading value of BlackRock’s class A common stock prior to the announcement of the change in control of PNC or BlackRock.

Other BlackRock Covenants

PNC continues to own a significant portion of BlackRock’s outstanding voting stock. As a result, PNC will continue to include BlackRock as a “subsidiary” for various financial reporting, accounting and other purposes. Accordingly, BlackRock has agreed to certain covenants in the IPO Agreement relating to access to information, accounting policies and procedures, public disclosures and regulatory reporting, discriminatory actions against PNC and compliance with PNC agreements.

Registration Rights Agreement with PNC and Certain Employee Stockholders

PNC and BlackRock employees who hold shares of class B common stock cannot freely sell such shares without registration under the Securities Act. Accordingly, BlackRock has entered into a Registration Rights Agreement, dated October 6, 1999, with PNC Asset Management, Inc. and BlackRock employee stockholders, to provide them with registration rights relating to shares of BlackRock class A common stock into which their shares of class B common stock are convertible.

Stockholders Agreement with PNC and Certain Employee Stockholders

BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock, or its affiliates, who hold shares of class B common stock, have entered into an amended and restated stockholders agreement (the “Stockholders Agreement”).

PNC and the employee stockholders have a voting arrangement regarding the election of directors which is described in “Item 1: Election of Directors—Agreement on Certain Director Nominations.”

Under the terms of the Stockholders Agreement, one-third of the class B shares held by the employee stockholders became freely transferable on December 31, 2000; one third became freely transferable on December 31, 2001; and one third may not be transferred, except for estate planning purposes, until December 31, 2002 with respect to shares issued prior to September 1999; one third on each of the third, fourth and fifth anniversary dates of their issuance with respect to shares issued in September 1999; and in the cases of subsequent issuances of class B common stock, such other dates as may be applicable thereto. If a holder of class B common stock attempts to transfer restricted shares of class B common stock in a transfer that is not permitted under, or would violate, the Stockholders Agreement, then that transfer will not be registered by BlackRock.

The Stockholders Agreement provides that any restrictions on shares held by an employee stockholder or permitted transferee will immediately lapse upon the termination of the employee’s employment by BlackRock without cause or good reason, or upon termination of the employee’s employment by reason of a deficient opportunity (as defined in the employment agreements) or as a result of death or disability. Immediately following the termination of an employee stockholder’s employment, all shares of unrestricted class B common stock then held by that employee will convert into shares of class A common stock.

The Stockholders Agreement and related provisions of the employment agreements provide that upon a termination of an employee’s employment by BlackRock for cause or, except for Mr. Fink, good reason or by the employee for any reason other than a deficient opportunity, death or disability, BlackRock must purchase all remaining restricted shares then held by the employee or valid transferee of the employee at the lower of:

•	the market value of the shares, which will be equal to the market value of shares of class A common stock; or

•	the cost at which the shares were originally acquired by the employee.

The Stockholders Agreement provides that any proposed transfer of class B common stock will be subject to a right of first refusal and, in certain circumstances, rights to participate in the proposed transfer by the other holders of class B common stock.

The right of first refusal and rights to participate in the proposed transfer are not applicable to transfers of shares of class B common stock among PNC affiliates, to transfers of shares by an employee stockholder to the estate, personal representative or certain family members of employee stockholders, or to certain entities which hold an economic interest for the benefit of any such persons or to BlackRock and to the transfer of shares registered in accordance with the terms of the Registration Rights Agreement. Any PNC transferee will be bound by the Stockholders Agreement and have the rights and obligations of PNC under the Stockholders Agreement.

If PNC or its affiliates or, following a change in control of PNC or BlackRock, any successor offers to purchase or purchases all outstanding shares of class A common stock or class B common stock or purchases sufficient shares of class A common stock to cause such stock to be delisted, it must also offer to purchase all outstanding shares of class B common stock or other capital stock held by employee stockholders at fair value, which, with respect to both class A common stock and class B common stock, shall be the highest price paid for class A common stock or class B common stock as applicable, and offer to cancel all BlackRock stock options held by each employee stockholder, if any, for a cash payment in an amount based upon the excess of the price offered to other stockholders over the exercise price of such stock options.

Transactions with Directors

Frank T. Nickell, a director of BlackRock since December 1999, is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company, L.P. acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly owned subsidiary of BlackRock. BlackRock Financial Management paid or has payable $1.3 million in fees in 2001 pursuant to the consulting agreement with Kelso & Company, L.P. In addition, pursuant to an advisory agreement, Kelso & Company, L.P. acts as an advisor to Magnetite Asset Investors LLC, a limited liability company created by BlackRock to pursue investment opportunities in the high yield market. Magnetite Asset Investors LLC paid or has payable $3.2 million in fees in 2001 pursuant to the advisory agreement with Kelso & Company, L.P.

From time to time, certain directors may have investments in various BlackRock investment vehicles. In addition, certain of the companies or affiliates of the companies which employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles.

INDEPENDENT AUDITORS

Ernst & Young LLP has been the independent auditor of BlackRock’s consolidated financial statements. Ernst & Young LLP also presently provides internal audit services to BlackRock. Such services include internal control reviews required by regulatory authorities and certain contractual agreements, consultation on tax, financial accounting and reporting matters, and meetings with the Audit Committee of the Board of Directors.

Under rule amendments regarding auditor independence adopted by the Securities and Exchange Commission, beginning August 5, 2002, independent accountants will no longer be permitted to provide audit clients with certain non-audit services.

Accordingly, BlackRock has decided to have separate internal and independent audit providers commencing with fiscal 2002. BlackRock has engaged Deloitte & Touche LLP, effective February 28, 2002, as BlackRock’s principal accountants to audit BlackRock’s 2002 financial statements. These actions were recommended by the Audit Committee and approved by the Board of Directors on February 28, 2002. Ernst & Young LLP will continue to perform various internal audit services for BlackRock.

Ernst & Young LLP’s reports on BlackRock’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and any subsequent interim period preceding March 28, 2002, (i) there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of the disagreement in connection with its reports in the financial statements for such years, and (ii) there were no reportable events as defined in Item 304 of Regulation S-K.

BlackRock has provided Ernst & Young LLP with a copy of the preceding disclosure prior to filing this proxy statement with the SEC. Ernst & Young LLP has provided a letter to BlackRock stating that this disclosure is correct and complete.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

BlackRock paid audit fees of $260,000 to Ernst & Young LLP for the 2001 annual audit, including the audit of the consolidated financial statements, timely quarterly reviews, and audits of consolidated subsidiaries.

Financial Information Systems Design and Implementation Fees

BlackRock did not incur any financial information systems design and implementation fees from its principal accountant for the most recent fiscal year.

All Other Fees

BlackRock paid fees of $1,095,000 to Ernst & Young LLP for all other services provided by it in 2001, including audit related services of $595,000 and nonaudit related services of $500,000. Audit related services generally include fees for statutory audits, accounting consultations, internal audit and SEC registration statements. Nonaudit related services included state, local and international tax planning and consulting and consultation regarding potential compensation plans. The Audit Committee has considered the compatibility of nonaudit services with the auditor’s independence.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under BlackRock’s Bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 40 East 52nd Street, New York, New York 10154. BlackRock must receive the notice of your intention to introduce a nomination or proposed item of business at its 2003 Annual Meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•
not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that BlackRock’s 2003 Annual Meeting is held within 30 days preceding the anniversary of the 2002 Annual Meeting, BlackRock must receive notice of your intention to introduce a nomination or other item of business at that meeting by November 28, 2002. If BlackRock does not receive notice by that date, or if BlackRock meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•
the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By	Order of the Board of Directors,

Ro	bert P. Connolly
Co	rporate Secretary

Appendix A

CHARTER

AUDIT COMMITTEE

BOARD OF DIRECTORS OF BLACKROCK, INC.

1.    AUTHORITY

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of BlackRock, Inc. (the “Company”) is established pursuant to Section 3.16(e)(ii) of the Company’s Amended and Restated Bylaws (the “Bylaws”). Committee members shall be appointed annually by the Board and must number no less than that prescribed by any applicable law, the Bylaws or New York Stock Exchange (the “NYSE”) rules, as determined from time to time by resolution of the Board.

At the time of his or her appointment and during his or her tenure on the Committee, each Committee member must satisfy such standards of independence and experience prescribed by any applicable law or NYSE rule relating to the duties and responsibilities of Committee members. In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise. The Board will appoint one of the members of the Committee to serve as the Committee Chair. The Committee Chair will have authority to act on behalf of the Committee between meetings. Except as otherwise provided by resolution of the Board or the Committee or this charter, the presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee.

2.    PURPOSE OF THE COMMITTEE

The Committee’s primary duties and responsibilities are:

•
Overseeing management’s conduct of the Company’s financial reporting process, management’s maintenance of internal control, and management’s maintenance of process regarding compliance with applicable laws and regulations and corporate policy; and

•	Overseeing the audit function, including private discussion, as appropriate with the independent and the internal auditors.

3.    DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In order to fulfill its duties and responsibilities, the Committee shall:

(a)  Adopt a formal written charter that is approved by the Board and review and reassess annually the adequacy of the charter. The charter will be included as an appendix to the annual stockholders meeting proxy statement triennially or in the next annual stockholders meeting proxy statement after any significant amendment to the charter;

(b)  Discuss with the Company’s independent auditors, internal auditors, and management their assessments of the adequacy of the Company’s internal control;

(c)  Provide general oversight of the Company’s audit function, including the review with management and the independent accountants of the Company’s annual and quarterly financial statements and other matters required to be discussed by Statement of Auditing Standards No. 61;

(d)  Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Committee and the entire Board for such accountant’s review of the financial statements and controls of the Company;

(e)  Review the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account;

(f)  Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

(g)  Discuss with management and the internal auditors the Company’s processes regarding compliance with applicable laws and regulations and corporate policy;

(h)  Assist in facilitating free and open communication between and among the Board, the Committee, the independent auditors, compliance and risk management personnel, and executive management of the Company and its subsidiaries;

(i)  Monitor the independence of the accountants by:

(1)  Receiving, on a periodic basis, from the independent accountants, a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board (“ISB”) No. 1;

(2)  Discussing with the independent accountants all significant relationships disclosed in such statements that may impact the objectivity and independence of the independent auditors; and if so determined by the Committee, recommend that the Board take appropriate action in response to such statements to satisfy itself that the Company has engaged independent auditors as required by the Securities Acts administered by the Securities and Exchange Commission (the “SEC”) and the rules of the NYSE; and

(3)  Approving the retention of the independent auditor for any significant non-audit service and the fee for such service;

(j)  Confirm through private discussions with the independent auditors and the Company’s management that no management restrictions are being placed on the scope of their work;

(k)  Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor;

(l)  Review and accept, if appropriate, the annual integrated audit plan of the independent auditors, including the scope of audit activities and monitoring its progress and results during the year;

(m)  Receive periodic reports from the independent auditors and appropriate officers of the Company to assess the impact on the Company of significant accounting or reporting developments proposed by the Financial Accounting Standards Board or the SEC, or any other significant matters that may have a bearing on the Company, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters;

(n)  Review with management and the Company’s independent auditors the existence of any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control and determine that appropriate corrective action, if needed, is being taken by management;

(o)  Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Company’s financial statements;

(p)  Review with management and the independent auditors:

(1)  Management’s process for formulating accounting estimates and the reasonableness of those estimates;

(2)  Significant recorded and unrecorded audit adjustments; and

(3)  Any disagreement about matters that individually or in the aggregate could be significant to the financial condition or results of operations of the Company;

(q)  Receive an annual report from the independent auditors covering their review of policies and procedures related to executive officers’ perquisites and expenses, including their use of corporate assets pursuant to any policy adopted by the Board’s Compensation Committee;

(r)  In the absence of a review by the full Board, review reports of examination and other supervisory documents issued by regulatory agencies, including management’s responses thereto, and monitor written commitments made by management to regulatory agencies through inquiry of the independent auditors and appropriate officers of the Company;

(s)  Receive periodic reports from appropriate officers of the Company concerning comprehensive risk management, findings and recommendations, and the corrective action, if needed, being taken by management;

(t)  Receive periodic reports from the Company’s General Counsel concerning litigation or regulatory enforcement actions affecting the Company and its subsidiaries; and

(u)  Supervise and direct any special projects or investigations that the Committee or the Board considers necessary and which have not been assigned by the Board to a special committee created specifically for that purpose.

With respect to the duties and responsibilities listed above, the Committee shall:

(a)  Report regularly to the Board on its activities, as appropriate;

(b)  Maintain minutes of its meetings and records relating to those meetings and the Committee’s activities; and

(c)  Prepare the audit committee report to be included in the Company’s proxy statement when and as required by the rules of the SEC.

The Committee’s job is one of oversight as set forth in this charter. It is not the duty of the Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control, and the independent auditors are responsible for auditing the financial statements. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

In performing their duties and responsibilities, the Committee members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the members reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

P R O X Y
BLACKROCK, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Paul L. Audet and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of March 21, 2002, at the 2002 Annual Meeting of Stockholders to be held on May 14, 2002, beginning at 9:00 a.m., local time, at The Omni Berkshire Place, Second Floor, 21 East 52nd Street, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

This proxy also serves as a voting instruction card and directs PNC Bank, N.A., as Trustee of The PNC Financial Services Group, Inc. Incentive Savings Plan, to vote all the shares of BlackRock class A common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

(This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
^  FOLD AND DETACH HERE  ^

BLACKROCK, INC.
2002 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 14, 2002
9:00 A.M., Local Time

THE OMNI BERKSHIRE PLACE
21 EAST 52 STREET
NEW YORK, NEW YORK

Please mark your vote as indicated in this example  ☒

The Board of Directors recommends a vote FOR all nominees listed in Item 1.

1.	Election of Directors.

FOR all nominees listed to the right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the right	Nominees: 01 Murry S. Gerber, 02 Walter E. Gregg, Jr., 03 James Grosfeld, 04 Helen P. Pudlin FOR all nominees, except vote withheld from the following nominees (if any):
☐	☐

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing.You may revoke your consent, or request paper copies of the material, at any time by notifying BlackRock’s Corporate Secretary in writing at 40 East 52nd Street, New York, NY 10022. To give your consent, check the box located below.

☐  I consent to access future annual reports, proxy statements and other proxy soliciting material, over the Internet as described above.

Change of Address ☐
New Address:

Signature                                                               Signature                                                                  Date

IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

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^  FOLD AND DETACH HERE  ^